Exhibit 99.1
MISTRAS GROUP ANNOUNCES AMENDMENT
TO EXISTING CREDIT AGREEMENT
SIGNIFICANTLY LOWERS THE COST OF BORROWING, ADDS EXPANDED COVENANT FLEXIBILITY, AND ENABLES CONTINUED INVESTMENT IN ORGANIC GROWTH DRIVERS, INCLUDING DIGITAL DATA INITIATIVES
•Immediately lowers the effective cost of borrowing by 90 basis points
•Adds additional covenant flexibility by extending leverage allowance to 4.0X EBITDA for one year
•Maintains required liquidity, through a modest contraction of $10 million in the unused committed revolver at closing
PRINCETON JUNCTION, N.J. – MAY 19, 2021 – MISTRAS Group, Inc. (NYSE: MG) – a leading, "one source" multinational provider of integrated technology-enabled asset protection solutions – announced an amendment to its existing credit agreement.
The updated terms of the agreement consist of $253.1 million of aggregate credit facilities, including a funded $88.1 million loan and a $165.0 million revolving facility, of which $125.1 million was outstanding at March 31, 2021. The maturity of the credit agreement remains at December 2023.
The new credit terms result in an immediate reduction in the effective interest rate via removal of a 1.00% LIBOR floor, which effectively lowers the all-in cost of borrowing by 90 basis points. This reduction represents an annual interest expense savings of approximately $1.9 million. The amendment modestly contracts the unused revolving credit by $10.0 million at closing with an additional $15.0 million reduction later in 2021. The amendment also adds a modest step up in required term loan amortization, increasing the required payment to $3.75 million quarterly for the remainder of 2021, and $5.0 million quarterly for 2022 and 2023. This amendment also provides the Company with leverage flexibility by increasing the maximum allowable total funded debt up to 4.0X adjusted EBITDA for the Q2 2021 through Q1 2022 measurement periods, with a step down to 3.5X for the Q2 2022 measurement period and all periods thereafter. This compares to the prior allowable funded debt of up to 3.75X for the Q2 2021 measurement, and 3.5X for Q3 2021 and all periods thereafter, per the previous amendment. The Company also retained its $100 million uncommitted accordion.
”We have an extremely supportive bank group, and appreciate their willingness to partner with us in creating shareholder value,” said Ed Prajzner, MISTRAS Group Chief Financial Officer (CFO). “This amendment to our existing credit agreement yielded us a lower cost of borrowing, with ample liquidity to fund our growth. Although this amendment gives us additional leverage flexibility, we anticipate further deleveraging as our capital allocation strategy remains to apply all residual free cash flow to debt service. The additional amortization requirement, which doubles the previous required amortization over the next two years, was in line with our existing debt repayment plans. More immediately, once we are below 3.75X later in 2021, our cost of borrowing will drop by an additional 165 basis points prospectively.”

Exhibit 99.1
“This finance restructuring represents an important milestone towards the continued investment in our data initiatives and other organic growth drivers to help propel a more digital and diversified future,” said Dennis Bertolotti, MISTRAS Group President and Chief Executive Officer (CEO). “Through this refinancing, we’re restoring the flexibility to accelerate investments in our customers and employees.”
MISTRAS continues to invest in data solutions, including its mobile field inspection and execution platform, MISTRAS Digital®, along with a forthcoming insights-driven asset protection software ecosystem. With the burgeoning success of these initiatives – with MISTRAS Digital® already being implemented at facilities owned by a multitude of major energy companies – this amendment enables the Company to utilize its resources in support of their continued advancement.

About MISTRAS Group, Inc. - One Source for Asset Protection Solutions®
MISTRAS Group, Inc. (NYSE: MG) is a leading "one source" multinational provider of integrated technology-enabled asset protection solutions, helping to maximize the safety and operational uptime for civilization’s most critical industrial and civil assets.
Backed by an innovative, data-driven asset protection portfolio, proprietary technologies, and decades-long legacy of industry leadership, MISTRAS leads clients in the oil and gas, aerospace and defense, renewable and nonrenewable power, civil infrastructure, and manufacturing industries towards achieving and maintaining operational excellence. By supporting these organizations that help fuel our vehicles and power our society; inspecting components that are trusted for commercial, defense, and space craft; and building real-time monitoring equipment to enable safe travel across bridges, MISTRAS helps the world at large.
MISTRAS enhances value for its clients by integrating asset protection throughout supply chains and centralizing integrity data through a suite of Industrial IoT-connected digital software and monitoring solutions. The company’s core capabilities also include non-destructive testing field and in-line inspections enhanced by advanced robotics, laboratory quality control and assurance testing, sensing technologies and NDT equipment, asset and mechanical integrity engineering services, and light mechanical maintenance and access services.
For more information about how MISTRAS helps protect civilization’s critical infrastructure, visit https://www.mistrasgroup.com/.
MEDIA CONTACT:
Nestor S. Makarigakis
Group Vice-President of Marketing and Communications
+1 (609) 716-4000 | marcom@mistrasgroup.com

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